UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
      of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                                 Commission File Number: 1-11998
                                                                         -------


                              Kimsouth Realty Inc.
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             (Exact name of registrant as specified in its charter)


                       3333 New Hyde Park Road, Suite 100
                          New Hyde Park, NY 11042-0020
                                 (516) 869-9000
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               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                     Common Stock, par value $0.01 per share
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            (Title of each class of securities covered by this Form)

                                      None
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              (Titles of all other classes of securities for which
                  a duty to file reports under Section 13(a) or
                                 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       |X|       Rule 12h-3(b)(1)(ii)       |_|
         Rule 12g-4(a)(1)(ii)      |_|       Rule 12h-3(b)(2)(i)        |_|
         Rule 12g-4(a)(2)(i)       |_|       Rule 12h-3(b)(2)(ii)       |_|
         Rule 12g-4(a)(2)(ii)      |_|       Rule 15d-6                 |_|
         Rule 12h-3(b)(1)(i)       |X|

Approximate number of holders of record as of the certification or notice date:
Two common stockholders, one hundred two preferred stockholders.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Kimsouth Realty Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                       KIMSOUTH REALTY INC.


DATE:  November 25, 2002               By:  /s/ Joseph G. Stevens
                                           --------------------------------
                                           Name:   Joseph G. Stevens
                                           Title:  Vice President